SMALLCAP World Fund, Inc. 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

September 30, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$82,116
Class B	$0
Class C	$320
Class F1	$4,116
Class F2	$1,894
Total	$88,446
Class 529-A	$3,021
Class 529-B	$0
Class 529-C	$0
Class 529-E	$109
Class 529-F1	$331
Class R-1	$34
Class R-2	$0
Class R-3	$2,561
Class R-4	$3,241
Class R-5	$2,757
Class R-6	$3,351
Total	$15,405

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1960
Class B	$0.0000
Class C	$0.0123
Class F1	$0.2231
Class F2	$0.3371
Class 529-A	$0.2125
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.1285
Class 529-F1	$0.2727
Class R-1	$0.0271
Class R-2	$0.0000
Class R-3	$0.1384
Class R-4	$0.2529
Class R-5	$0.3134
Class R-6	$0.3103

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	402,937
Class B	11,720
Class C	25,744
Class F1	18,409
Class F2	6,835
Total	465,645
Class 529-A	15,387
Class 529-B	1,512
Class 529-C	5,685
Class 529-E	897
Class 529-F1	1,319
Class R-1	1,257
Class R-2	20,750
Class R-3	19,030
Class R-4	13,638
Class R-5	9,589
Class R-6	11,450
Total	100,514

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$35.82
Class B	$33.87
Class C	$33.61
Class F1	$35.53
Class F2	$35.93
Class 529-A	$35.63
Class 529-B	$34.23
Class 529-C	$34.19
Class 529-E	$35.11
Class 529-F1	$35.72
Class R-1	$34.32
Class R-2	$34.30
Class R-3	$35.03
Class R-4	$35.60
Class R-5	$36.21
Class R-6	$35.89